Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-11
and 333-205883

HONDA AUTO RECEIVABLES 2018-3 OWNER TRUST      $1.32bn ($1.05+bn Offered)

Jt-Leads:      BofAML(struc), SMBC, Wells Fargo           Co-Mgrs: BNY,JPM,Lloyds,RBC

	Size	Offered
CLS	($mm)	($mm)	WAL	M/F	EXP	LEGAL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	209.000	0.000	0.20	NR/NR	1/19	5/21/19
A-2	500.000	475.000	0.87	Aaa/AAA	1/20	12/21/20	EDSF	+10	2.687	2.67	99.99827
A-3	477.000	453.150	2.12	Aaa/AAA	9/21	8/22/22	ISWP	+17	2.975	2.95	99.98628
A-4	129.791	123.301	3.21	Aaa/AAA	11/21	11/21/24	ISWP	+25	3.099	3.07	99.97207

BILL & DELIVER	:	BofAML	BBG TICKER	:	HAROT 18-3
EXPECTED RATINGS	:	Moody's/Fitch	REGISTRATION	:	SEC REGISTERED
EXPECTED SETTLE	:	08/28/18	FIRST PAY DATE	:	09/21/18
EXPECTED PRICING	:	Priced	PXG SPEED	:	1.3% ABS to 10% CALL
ERISA ELIGIBLE	:	YES	DENOMS	:	$1k/$1k

INTEXNET		:	basharot_2018-3_upsize XXX6
CUSIPS:	A-2	:	43815HAB3
	A-3	:	43815HAC1
	A-4	:	43815HAD9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.